UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2004

COUNTRYWIDE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8422	13-2641992
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4500 Park Granada, Calabasas, CA (Address of principal executive offices)		91302 (Zip Code)

Registrant’s telephone number, including area code: (818) 225-3000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

     On November 10, 2004, Countrywide Financial Corporation (the “Company”) entered into a director emeritus agreement (the “Director Emeritus Agreement”) with Gwendolyn S. King, who is retiring from the Board of Directors and will, pursuant to the terms of the Director Emeritus Agreement, become a Director Emeritus. Under the terms of the Director Emeritus Agreement, Ms. King agrees to provide up to five hours per month of advisory and consulting services to the Company and its subsidiaries, as the Board may determine, and to attend meetings as requested by the Company. Ms. King is required to refrain from disclosing confidential information and from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries.

     The Director Emeritus Agreement provides that stock options granted to Ms. King during her tenure as a director will continue to vest as provided under the Company’s applicable stock option plans and that her shares of restricted stock will automatically vest upon her becoming a Director Emeritus. As a Director Emeritus, Ms. King and her dependents are entitled to participate in the Company’s health plans. In the event Ms. King is requested to attend a meeting of the Board, she will be entitled to a payment in an amount not less than the then-current per meeting fee payable to non-employee directors of the Company for attending Board meetings plus reimbursement of expenses she incurs in connection with such attendance.

     The term of the Director Emeritus Agreement is for the life of Ms. King, unless earlier terminated by her pursuant to its terms.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (a) Not applicable.

     (b) On November 10, 2004, Gwendolyn S. King delivered to the Company her letter of retirement from the Company’s Board of Directors to be effective as of November 15, 2004. Ms. King’s retirement is not due to any disagreement with the Company. Ms. King will continue her relationship with the Company as a Director Emeritus.

     (c) Not applicable.

     (d) Not applicable.

Item 9.01	Financial Statements and Exhibits

     (c) Exhibits.

10.1	Director Emeritus Agreement dated November 10, 2004 by and between Countrywide Financial Corporation and Gwendolyn S. King

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION

Dated: November 11, 2004	/s/ Stanford L. Kurland
Stanford L. Kurland
President and Chief Operating Officer